Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and “Financial Statements” in the Preliminary Statement of Additional Information dated November 8, 2024 and included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-275711) of CION Grosvenor Infrastructure Fund (the “Registration Statement”).

We also consent to the use of our reports dated October 30, 2024 with respect to the financial statements of CION Grosvenor Infrastructure Fund as of August 31, 2024 and for the period from August 30, 2024 (funding) to August 31, 2024, and CION Grosvenor Infrastructure Master Fund as of August 31, 2024 and for the period from August 30, 2024 (funding) to August 31, 2024, each as included in this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

November 8, 2024